David S. Wise
Senior Vice President
Human Resources & Information Technology
(281) 228-7268 Direct Line
(281) 283-5369 Facsimile

January 12, 2016

R. Jason Richey
1400 McKinney, Suite 3602
Houston, TX 77010

Dear Jason,

We are delighted to offer you a promotion with Cyberonics, Inc., a wholly-owned subsidiary of LivaNova PLC. (the “Company”) to the position of President, Neuromodulation Business Unit reporting to André-Michel Ballester, Chief Executive Officer, subject to the approval of the Board of Directors, effective immediately. We are confident that your 15 years of experience at Cyberonics and your notable accomplishments during that time will equip you well to be a successful senior leader in the Company.

The terms of our offer are set forth as follows:

Base Salary: You will be paid a bi-weekly salary of $15,384.62, equivalent to $400,000.12 annually.

Annual Bonus: You will be eligible to participate in the Company’s Executive Bonus Program. The target amount of your annual bonus is 75% of your annual base salary. Your actual bonus may be more or less than your target bonus amount based on your and our achievement of business and individual performance objectives.

Equity:  This position is eligible for receipt of annual equity awards.  The issuance of an equity award is subject to approval by the Compensation Committee of the Company's Board of Directors at its regularly scheduled quarterly meeting.  At the next quarterly meeting following your commencement of your new role as Business Unit President, the Company will recommend approval of an initial equity award having a grant-date value of $600,000. Future equity awards may vary in value depending on your performance and the performance of the Company.

Designated Insider: LivaNova PLC is a public company with shares traded on the NASDAQ Stock Exchange and the London Stock Exchange (LIVN).  As such, all transactions in LivaNova securities, including common stock, stock options and other securities offered by LivaNova, are subject to the Securities Exchange Act of 1934.   As a consequence of the information to which you will have access as a Business Unit President, you will be classified as a “Designated Insider.”  All your transactions involving LivaNova stock will be subject to LivaNova’ Policy No. 8.15, Insider Trading Policy, regarding compliance with applicable securities regulations.

Other Benefits: In addition to the terms set forth above, the position you are being offered is eligible to participate in the variety of employee benefits, with which you are already familiar.

This letter is not a legally binding agreement, express or implied, to employ you and does not guarantee employment with the Company for any specific duration. You or the Company may terminate the employment relationship at will, with or without cause, at any time and for any reason. This letter is not intended to alter the employment-at-will relationship between you and the Company in any way. It does, however, supersede any other written and/or verbal representations made by any representative of the Company relative to your employment with the Company.

In the event of a dispute concerning this employment offer or your employment relationship with the Company, you and the Company agree to submit the matter to binding arbitration before a single arbitrator under the then-current rules of the American Arbitration Association.

If the terms and conditions of this offer of employment are acceptable to you, please sign this conditional offer letter.

We hope you look favorably on this offer and choose to accept this new challenge.

Very Truly Yours,

David S. Wise
Senior Vice President, Human Resources & Information Technology

Accepted and Agreed:

Date:
R. Jason Richey